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As filed with the Securities and Exchange Commission on August 14, 2002

Registration No. 333-88244

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GUITAR CENTER, INC.
(Exact name of Registrant as specified in its charter)

Delaware	5731	95-4600862
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5795 Lindero Canyon Road
Westlake Village, California 91362
(818) 735-8800
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Bruce Ross
Executive Vice President and Chief Financial Officer
Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
(818) 735-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Anthony J. Richmond, Esq.
Latham & Watkins
135 Commonwealth Drive
Menlo Park, California 94025
(650) 328-4600

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement is declared effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

1,750,000 Shares

Guitar Center, Inc.

COMMON STOCK
($0.01 par value per share)

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may issue up to an aggregate of 1,750,000 shares of our common stock in acquisition transactions that we may make from time to time. It is expected that the terms of these acquisitions will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of common stock issued will be valued at prices reasonably related to the market price of the common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. We do not expect to receive any cash proceeds when we issue common stock registered by this prospectus.

        Our common stock is traded on the Nasdaq National Market under the symbol "GTRC." On August 13, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $15.95 per share.

This investment involves risks. See "Risk Factors" beginning on page 3.

        The common stock has not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2002

        This prospectus incorporates important business and financial information about Guitar Center, Inc. that is not included in or delivered with this prospectus. You may obtain a copy of this information, without charge, upon written or oral request at the following address and telephone number: Corporate Secretary, Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362, (818) 735-8800. In order to obtain timely delivery, you must request this information no later than five business days before the date you must make your investment decision. Please see "Where You Can Find More Information."

i

PROSPECTUS SUMMARY

        This document serves as a prospectus of Guitar Center, Inc. to register 1,750,000 shares of common stock, par value $0.01 per share, which we plan to use in acquisition transactions from time to time in connection with the acquisition of assets, stock or businesses. It is expected that the terms of these acquisitions will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of common stock issued will be valued at prices reasonably related to the market price of the common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. In addition to shares of our common stock, consideration for these acquisitions may consist of any consideration permitted by applicable law, including, without limitation, the payment of cash, the issuance of a note or other form of indebtedness, the assumption of liabilities or any combination of these items.

        The common stock we issue pursuant to this prospectus and applicable prospectus supplement or post effective amendment in these transactions may be reoffered pursuant to this prospectus by the holders thereof from time to time in transactions on the Nasdaq National Market, in negotiated transactions, block trades, through the writing of options on securities, or any combination of these methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing prices or at negotiated prices. These selling holders may sell their shares of common stock to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers of shares for whom the broker-dealer may act as agent or to whom they may sell as principal or both.

        In addition, we may issue our common stock pursuant to this prospectus and applicable prospectus supplement or post-effective amendment to acquire the assets, stock or business of debtors in cases under the United States Bankruptcy Code, which may constitute all or a portion of the debtor's assets, stock or business. The common stock we issue in these transactions may be sold by the debtor or its stockholders for cash from time to time in market transactions or it may be transferred by the debtor in satisfaction of claims by creditors under a plan of reorganization approved by the applicable U.S. Bankruptcy Court or otherwise transferred in accordance with the Bankruptcy Code.

        We will bear all expenses in connection with the registration of the common stock being resold by selling holders, other than selling discounts and commissions and fees and expenses of the selling holders. The terms for the issuance of common stock may include provisions for the indemnification of the selling holders for specified civil liabilities, including liabilities under the Securities Act. The selling holders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of stock by them and any discounts, concessions or commissions received by any of these underwriters, brokers, dealers or agents may constitute underwriting discounts and commissions under the Securities Act.

ABOUT GUITAR CENTER

        Guitar Center, Inc. was founded in 1964 in Hollywood, California. Our flagship Hollywood store currently is one of the nation's largest and best-known retail stores of its kind with approximately 30,600 square feet of retail space. The Hollywood store features one of the largest used and vintage guitar collections in the United States, attracting buyers and collectors from around the world. In 1972, we opened our second store in San Francisco to capitalize on the emerging San Francisco rock 'n roll scene. By this time, our inventory had been expanded to include drums, keyboards, accessories and pro-audio and recording equipment.

        Throughout the 1980s, we expanded by opening nine stores in five major markets, including Chicago, Dallas and Minneapolis. Since 1990, we have continued our new store expansion and have focused on building the infrastructure necessary to manage our strategically planned growth. We have also focused on developing and realizing our long-term goal of expanding our position as the leading music products retailer throughout the United States. As of June 30, 2002, we operated 103 Guitar Center stores, consisting of 93 stores in 39 major U.S. markets, including, among others, areas in or near Los Angeles, San Francisco, Chicago, Miami, Houston, Dallas, Detroit, Boston, Minneapolis, Seattle, Phoenix, Atlanta, New York and Cleveland, and 10 stores in secondary markets. In addition, as of June 30, 2002 we operated 19 American Music stores specializing in the sale and rental of band instruments and accessories. We also operate a direct response channel through our Musician's Friend catalog and its website, www.musiciansfriend.com.

        Our executive offices are located at 5795 Lindero Canyon Road, Westlake Village, California 91362, and our telephone number is (818) 735-8800. Our corporate website is located at www.guitarcenter.com. Information contained on our website is not incorporated by reference into and does not form any part of this prospectus. Whenever we refer to the "company" or to "us," or use the terms "we" or "our" in this prospectus, we are referring to Guitar Center, Inc. and its subsidiaries.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Described below are some of the risks and uncertainties facing our company. There may be additional risks that we do not presently know of or that we currently consider immaterial. Any of these risks could adversely affect our business, results of operations, liquidity and financial position.

We may be unable to meet our Guitar Center and American Music retail store growth strategy, which could adversely affect our results of operations.

        Our retail store growth strategy includes opening new stores in new and existing markets and increasing sales at existing locations. As of June 30, 2002, we operated 103 Guitar Center stores and 19 American Music stores. We opened a total of 13 Guitar Center stores in 2001, and 14 stores in 2000. During the six months ended June 30, 2002, we opened six new Guitar Center stores, acquired a store in Raleigh, North Carolina which we converted to our Guitar Center brand and relocated our original North Dallas, Texas store. We plan to open one small format Guitar Center store in Alantic City, New Jersey in the third quarter of 2002. Additionally, we plan to open five Guitar Center stores in the fourth quarter of 2002. Some of these new stores may be smaller format units designed for secondary markets. In the second quarter of 2002, American Music completed the acquisition of M&M Music, a five-store band instrument retailer. In addition, we plan to open one to two American Music stores during the fourth quarter of 2002. We believe there exists a number of acquisition opportunities in the relatively fragmented band instruments market that could be a good fit into our American Music platform.

        The success of our retail store expansion plan depends on many factors, including:

  •
  identification of suitable retail sites and appropriate acquisition candidates;

  •
  negotiation of acceptable lease terms;

  •
  hiring, training and retention of skilled personnel;

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  availability of adequate capital;

  •
  sufficient management and financial resources to support the new locations; and

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  vendor support.

A number of these factors are, to a significant extent, beyond our control. As a result, we do not know whether we will be able to continue to open and/or acquire additional Guitar Center and American Music stores at the rates currently anticipated. If we are unable to achieve our retail store expansion goals, our results of operations could be adversely affected.

We face unique competitive and merchandising challenges in connection with our plans to open additional Guitar Center and American Music retail stores in new markets.

        As part of our retail growth strategy, we plan to open and/or acquire additional Guitar Center and American Music stores in new markets. This expansion into new markets will present unique competitive and merchandising challenges, including:

  •
  significant start-up costs, including promotion and advertising;

  •
  higher advertising and other administrative costs as a percentage of sales than is experienced in mature markets that are served by multiple stores, particularly in large urban markets where radio advertising and other media costs are high;

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  management of stores in distant locations;

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  availability of desirable product lines; and

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  our expansion may involve acquisitions, including acquisitions in business segments in which we have limited or no experience.

Any of these factors may lead to a shortfall in revenues or an increase in costs with respect to the operation of these stores. If we are not able to operate these stores profitably, our results of operations would be adversely affected.

Our retail store expansion strategy, including our strategy of clustering stores, may adversely impact our comparable store sales.

        Historically, we have achieved significant sales growth in existing stores. Our quarterly comparable stores sales results have fluctuated significantly in the past. Sales growth for comparable periods, excluding net sales attributable to stores not open for 14 months, was as follows for our Guitar Center stores:

	2002	2001	2000	1999
Quarter 1	5%	7%	8%	10%
Quarter 2	8%	5%	7%	7%
Quarter 3	—	3%	6%	11%
Quarter 4	—	6%	7%	11%

Full Year		6%	7%	10%

        We do not know whether our new stores will achieve sales or profitability levels similar to our existing stores. Our expansion strategy includes clustering stores in existing markets. Clustering has in the past and may in the future result in the transfer of sales to the new store and a reduction in the profitability of an existing store. In addition, a variety of factors may affect our future comparable store sales results, including:

  •
  competition;

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  economic conditions, including in particular the level of discretionary consumer spending;

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  consumer and music industry trends;

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  changes in our merchandise mix;

  •
  product distribution; and

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  the timing and effectiveness of our promotional events.

        Our management is presently planning for comparable store sales growth of 5% to 7% for the second half of 2002, although fluctuations will undoubtedly take place from period to period. A shortfall in comparative sales growth in any period will likely cause a shortfall in earnings, and result in financial performance below that for which we have planned or the investment community expects.

Our growth plans depend on our completion of acquisitions, and these transactions involve special risks.

        We believe that our expansion may be accelerated by the acquisition of existing music product retailers. For example, in April 2001 we acquired the business of American Music Group, a New York-based retailer of band instruments, a business in which we were not previously engaged. Further, our growth plans for the American Music business contemplate a significant number of relatively small acquisitions. We also regularly investigate acquisition opportunities complimentary to our Guitar Center and Musician's Friend businesses. Accordingly, in the ordinary course of our business, we regularly consider, evaluate and enter into negotiations related to potential acquisition opportunities. We may pay for these acquisitions in cash or securities, including equity securities, or a combination of both. We cannot assure you that attractive acquisition targets will be available at reasonable prices or that we will be successful in any such transaction. Acquisitions involve a number of special risks, including:

  •
  diversion of our management's attention;

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  integration of the acquired business with our business; and

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  unanticipated legal liabilities and other circumstances or events.

We depend on a relatively small number of manufacturers and suppliers who may not be able or desire to supply our requirements.

        Brand recognition is of significant importance in the retail music products business. As a result, we depend on a relatively small number of manufacturers and suppliers for both our existing stores and direct response unit as well as our expansion goals for each of these units. We do not have any long-term contracts with our suppliers, and any failure to maintain our relationships with our key brand name vendors would have a material adverse effect on our business. A number of the manufacturers of the products we sell are limited in size and manufacturing capacity and have significant capital or other constraints. These manufacturers may not be able or willing to meet our increasing requirements for inventory, and we cannot assure you that sufficient quantities or the appropriate mix of products will be available in the future to supply our existing stores and expansion plans. These capacity restraints could lead to extended lead times and shortages of desirable products. This risk is especially prevalent in new markets where our vendors have existing agreements with other dealers and thereby may be unwilling or unable for contractual or other reasons to meet our requirements.

We face significant competition, and our efforts to increase our market share may be inhibited by retailers also trying to execute national expansion strategies.

        The retail music products industry is fragmented and highly competitive. We compete with many different types of music product retailers, including conventional retailers, as well as other catalog and e-commerce retailers, who sell many or most of the items we sell. We believe that large format music product retailers such as our company will seek to expand through the acquisition of small, independently owned stores or franchises, and we anticipate increased competition in our existing markets and planned new markets from these consolidating retailers. These retailers may identify target companies or execute their acquisition strategies more effectively than our company. In addition, these retailers may have greater financial resources or other competitive advantages as compared to our company. Our expansion to new markets will be inhibited by these and other established competitors. In addition, one or more of our competitors may adopt a new, innovative store format or retail selling method. If we are not able to compete effectively, we may fail to achieve market position gains or may lose market share.

We depend on key personnel including our senior management who are important to the success of our business.

        Our success depends to a significant extent on the services of Larry Thomas, our Chairman and Co-CEO, Marty Albertson, our President, and Co-CEO, Robert Eastman, the CEO of our wholly-owned subsidiary, Musician's Friend, Inc., and David Fleming, President and Chief Operating Officer of the American Music division, as well as our ability to attract and retain additional key personnel with the skills necessary to manage our existing business and growth plans. The loss of one or more of these individuals or other key personnel could have a material adverse effect on our business, results of operations, liquidity and financial position. During 2001, we entered into a five-year employment contract extension with each of Mr. Thomas and Mr. Albertson. Additionally, we carry key man insurance on the lives of Mr. Thomas and Mr. Albertson in the amounts of $5.0 million and $3.5 million, respectively. Historically, we have promoted employees from within our organization to fill senior operations, sales and store management positions. In order to achieve our growth plans, we will depend upon our ability to retain and promote existing personnel to senior management, and we must attract and retain new personnel with the skills and expertise to manage our business. If we cannot hire, retain and promote qualified personnel, our business, results of operations, financial condition and prospects could be adversely affected.

We intend to implement a new distribution center for the Guitar Center retail stores, which presents operational risks and represents a significant investment.

        During 2001, we began construction of a central distribution center in the Indianapolis, Indiana area for our Guitar Center retail store operations. The conveyor systems, the warehouse management system and all other technology systems and infrastructure are in place and commenced operations in July 2002. Migration from our present "drop-ship" model to a centralized distribution model is an important development in our operating strategy and will continue to require significant financial and managerial resources for the next several quarters. This program involves financial and operating risks that could include the need to expend greater funds than presently budgeted or disruptions in retail store operations and the loss of sales if inventory is not timely provided in the required quantities. Further, one of the key underlying economic assumptions of our distribution center project is that this program will permit us to reduce overall inventory levels as a percentage of sales thereby resulting in significantly reduced working capital requirements. Any failure to reach our inventory reduction targets will adversely affect our future financial performance and capital needs, potentially in a material manner. Failure to execute on these requirements could result in a poor or no return on our investment, disruption of our retail store business and a distraction of the efforts of our management team.

Our retail operations are concentrated in California, which ties our financial performance to events in that state.

        As of June 30, 2002, our corporate headquarters as well as 21 of our 103 Guitar Center stores were located in California and stores located in that state generated 28.3% and 29.0% of our retail sales for 2001 and 2000, respectively. Although we have opened and acquired stores in other areas of the United States, a significant percentage of our net sales and results of operations will likely remain concentrated in California for the foreseeable future. As a result, our results of operations and financial condition are heavily dependent upon general consumer trends and other general economic conditions in California and are subject to other regional risks, including earthquakes. We do maintain certain earthquake insurance, but such policies carry significant deductibles and other restrictions.

Economic conditions or changing consumer preferences could also adversely impact us.

        Our business is sensitive to consumer spending patterns, which can be affected by prevailing economic conditions. A downturn in economic conditions in one or more of our markets, such as occurred after September 11, 2001, could have a material adverse effect on our results of operations, financial condition, business and prospects. Although we attempt to stay informed of consumer preferences for musical products and accessories typically offered for sale in our stores, any sustained failure on our part to identify and respond to trends would have a material adverse effect on our results of operations, financial condition, business and prospects.

We must manage efficiently the expansion of our direct response business, including the musiciansfriend.com website, our systems that process orders in our direct response business, and our fulfillment resources in order to service our customers properly.

        Our direct response business, particularly our e-commerce business, will require significant investments to respond to anticipated growth and competitive pressures. If we fail to rapidly upgrade our website in order to accommodate increased traffic, we may lose customers, which would reduce our net sales. Furthermore, if we fail to expand the computer systems that we use to process and ship customer orders and process payment and the fulfillment facilities we use to manage and ship our inventory, we may not be able to successfully distribute customer orders. We experienced some delays of this sort in 2001 in connection with the consolidation of our fulfillment centers. As a result, we could incur excessive shipping costs due to the need to split delayed shipments, increased marketing costs in the form of special offers to affected customers or the loss of customers altogether. We may experience difficulty in improving and maintaining such systems if our employees or contractors that develop or maintain our key systems become unavailable to us. We have experienced periodic service disruptions and interruptions, which we believe will continue to occur, while enhancing and expanding these systems.

We must efficiently integrate American Music and grow its band instrument business in order to earn an acceptable return on that investment.

        In April 2001, we completed our acquisition of American Music Group, a New York-based retailer of band instruments. We have not previously participated in the band instruments segment of the music products business and have no experience in this distribution channel. We are integrating this business into our retail stores unit as a separate division and intend to use the acquired American Music business as a platform to grow in the band instruments business. Thus, we face the normal challenges of any acquisition, such as integration of personnel and systems as well as the need to learn, understand and further develop this business. We underwent a project to install new management information systems at American Music. This implementation is an important project to facilitate further integrating of American Music with our other businesses and to provide a scaleable systems backbone to permit growth of this division. In addition, we have also begun to market through the American Music stores some Guitar Center products not previously marketed by it and to leverage some common infrastructure. Failure to execute on these requirements and initiatives described above could result in a poor or no return on our investment and a distraction of the efforts of our management team from the core Guitar Center and Musician's Friend brands.

Net sales of our e-commerce business could decrease if our online security measures fail.

        Our relationships with our e-commerce customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. If, as a result, we lose customers, our net sales could decrease. We rely on security and authentication technology that we license from third parties. With this technology, we perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose customers.

        If we face material delays in introducing new services, products and enhancements, our e-commerce customers may forego the use of our services and use those of our competitors. To remain competitive, we must continue to enhance and improve the functionality and features of our online store. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing website and proprietary technology and systems may become obsolete. To develop our websites and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our website, our transaction processing systems and our computer network to meet customer requirements or emerging industry standards. In addition, the success of e-commerce may result in greater efficiency and lower prices, which could have an adverse effect on selling prices and margins in our retail store business and in our catalog business and generally constrain profitability in the specialty retail business.

Our hardware and software systems are vital to the efficient operation of our retail stores and direct response business, and damage to these systems could harm our business.

        We rely on our computer hardware and software systems for the efficient operation of our retail stores and direct response business. Our information systems provide our management with real time inventory sales and cost information that is essential to the operation of our business. Due to our number of stores, geographic diversity and other factors, we would be unable to generate this information in a timely and accurate manner in the event our hardware or software systems were unavailable. These systems are vulnerable to damage or interruption from a number of factors, including:

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  earthquake, fire, flood an other natural disasters; and

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  power loss, computer systems failure, Internet and telecommunications or data network failure.

A significant information systems failure could reduce the quality or quantity of operating data available to our management. If this information was unavailable for any extended period of time, our management would be unable to efficiently run our business, which would result in a reduction in our net sales.

We may need to change the manner in which we conduct our business if government regulation increases which could impose additional costs and adversely affect our financial results.

        The adoption or modification of laws or regulations relating to the Internet could adversely affect the manner in which we currently conduct our e-commerce business. For example, laws related to the taxation of online commercial activity, including direct response sales, remain in flux. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, consumer privacy, taxation of e-commerce transactions and the like are interpreted and enforced. Any adverse change in any of these laws or in the enforcement, interpretation or scope of existing laws could have a material adverse effect on our results of operations, financial condition or prospects.

The results of operations of our Direct Response Division could be materially adversely affected should the distribution of catalogs and other direct mail become more costly or less effective.

        Our Direct Response Division, Musician's Friend, relies on the United States Postal Service to distribute its catalogs and other direct mail communications to consumers. Further, should the United States Postal Service significantly tighten security guidelines or impose additional processes on mail to detect or respond to contamination, the expected result would be increased costs to shippers and lengthened delivery times, each of which will impose greater costs on us. There is also concern, not yet documented, that some consumers are disposing of direct mail pieces, such as catalogs, out of fear of contamination in the mail system. Any trend of this sort would reduce the number of catalogs in circulation, reduce response rates, raise costs and decrease margins.

We have a limited history of trading on the Nasdaq National Market, and our stock price could be volatile.

        We began trading on the Nasdaq National Market on March 14, 1997. The market price of our shares of common stock has been subject to significant fluctuations in response to our operating results and other factors, including announcements by our competitors, and those fluctuations will likely continue in the future. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. These fluctuations, as well as a shortfall in sales or earnings compared to public market analysts' expectations, changes in analysts' recommendations or projections, and general economic and market conditions, may adversely affect the market price of our common stock.

Our actual operating results may differ significantly from our projections.

        From time to time, we release projections regarding our future performance that represent our management's estimates as of the date of release. These projections, which are forward looking-statements, are prepared by our management and are qualified by, and subject to, the assumptions and the other information contained in the release. Our projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We generally state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we release this data is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons. Projections are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the projections furnished by us will not materialize or will vary significantly from actual results. Accordingly, our projections are only an estimate of what management believes is realizable as of the date of release. Actual results will vary from the projections and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is projected. In light of the foregoing, investors are urged to put the projections in context and not to place undue reliance on them.

        Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this report could result in the actual operating results being different than the projections, and such differences may be adverse and material.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the Commission or the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facility of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants such as Guitar Center that file electronically with the Commission.

        We have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended, or Securities Act. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update, modify and supersede this information. We incorporate by reference the following documents we have filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, or Exchange Act:

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

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  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

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  Current Report on Form 8-K dated April 25, 2002;

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  Current Report on Form 8-K dated July 25, 2002;

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  Proxy Statement on Schedule 14A for our annual meeting of stockholders held May 3, 2002;

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  Description of our common stock contained in our registration statement on Form 8-A dated March 6, 1997; and

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  all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities under this prospectus (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Commission).

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
(818) 735-8800

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements relate to, among other things, new store and other expansion plans, expected future results of operations, capital expenditures, integration of acquired businesses, other possible acquisitions, cost reduction efforts, cash flow and operating improvements, and are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the company believes," "the company intends," "we believe," "we intend" and similar words or phrases. The following factors are among the principal factors that could cause actual results to differ materially from the forward-looking statements: general business and economic conditions in our operating regions, including the rate of inflation, population, employment and job growth in our markets; pricing pressures and other competitive factors, which could include pricing strategies, store openings and remodels; results of our programs to control costs; results of our programs to increase sales; results of our programs to improve capital management; our ability to integrate any companies we acquire and achieve operating improvements at those companies; increases in labor costs; opportunities or acquisitions that we pursue; and the availability and terms of financing. Please see the information provided under the caption "Risk Factors." Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements.

USE OF PROCEEDS

        We do not expect to receive any cash proceeds when we issue common stock registered by this prospectus.

LEGAL MATTERS

        The validity of the shares being offered hereby will be passed upon for us by Latham & Watkins, Menlo Park, California.

EXPERTS

        The consolidated financial statements of Guitar Center, Inc. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2001 in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. Neither this prospectus nor any applicable supplement to this prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered common stock to which it relates, nor does this prospectus or any supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus or any supplement or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any applicable supplement to this prospectus is delivered or securities issued on a later date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 20. Indemnification of Directors and Officers.

        The Certificate of Incorporation of Guitar Center, Inc. (the "Company") provides that, to the extent permitted by the Delaware General Corporation Law, a director or officer shall not be personally liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties to the Company and its stockholders. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

        The Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify its directors and officers to the fullest extent permitted by applicable law. The Company has entered into indemnification agreements with its directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. Such agreements require the Company, among other things, (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful; (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified; and (iii) to obtain directors' and officers' insurance if available on reasonable terms. There is no action or proceeding pending or, to the knowledge of the Company, threatened which may result in a claim for indemnification by any director, officer, employee or agent of the Company.

        Policies of insurance may be obtained and maintained by the Company under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

  Item 21. Exhibits.

Exhibit Number	Description
5.1*	Opinion of Latham & Watkins.
23.1	Consent of KPMG LLP, independent auditors.
23.2*	Consent of Latham & Watkins (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of prior filing).

*
Previously filed.

  Item 22. Undertakings.

        We hereby undertake:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

    Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        We hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), we undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        We undertake that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Guitar Center pursuant to the provisions described in this registration statement above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted against us by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        We hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        We hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, California, on August 14, 2002.

GUITAR CENTER, INC.

By	/s/ LARRY THOMAS Larry Thomas Chairman and Co-Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ LARRY THOMAS Larry Thomas		Co-Chief Executive Officer and Chairman of the Board	August 14, 2002
/s/ MARTY ALBERTSON Marty Albertson		Co-Chief Executive Officer, President and Director	August 14, 2002
/s/ BRUCE ROSS Bruce Ross		Executive Vice President, Chief Financial Officer (Principal Financial Officer)	August 14, 2002
/s/ ERICK MASON Erick Mason		Senior Vice President, Finance and Operations (Principal Accounting Officer)	August 14, 2002
* Robert Eastman		Chief Executive Officer, Musician's Friend, Inc., Director	August 14, 2002
* David Ferguson		Director	August 14, 2002
* Harvey Kibel		Director	August 14, 2002
* Larry Livingston		Director	August 14, 2002
George Mrkonic		Director
* Peter Starett		Director	August 14, 2002
* Jeffrey Walker		Director	August 14, 2002
*By:	/s/ BRUCE ROSS Bruce Ross Attorney-in-Fact

EXHIBIT INDEX

5.1*	Opinion of Latham & Watkins.
23.1	Consent of KPMG LLP, independent auditors.
23.2*	Consent of Latham & Watkins (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of prior filing).

*
Previously filed.

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AMENDMENT NO. 1 TO FORM S-4
  PROSPECTUS
TABLE OF CONTENTS
PROSPECTUS SUMMARY
ABOUT GUITAR CENTER
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits.
  Item 22. Undertakings.
SIGNATURES
EXHIBIT INDEX